Fleet

                                            September 13, 2000



Mr. Mark H. Collin
Treasurer
Unitil Corporation
6 Liberty Lane West
Hampton, NH 03842-1720

Dear Mark:

     We are pleased to advise you that Fleet National Bank (the "Bank") has approved an unsecured line of credit in the maximum principal amount of Sixteen Million Dollars ($16,000,000) (the "Line") for Unitil Corporation (the "Borrower") subject to the Bank' s periodic review. Unless renewed or demanded, this Line will expire on June 30, 2001 (the "Annual Review Date").

     Coinciding with the establishment of the Line, the existing $8,000,000 line of credit, as established via a letter agreement between the Borrower and Fleet Bank-NH dated July 14, 1998 and executed on July 30, 1998 (the "$8,000,000 Line"), will be thereby eliminated and terminated, disallowing any future advances under the $8,000,000 Line. Also coinciding with the establishment of the Line, the existing $8,000,000 line of credit, as established via a letter agreement between the Borrower and BankBoston dated July 29, 1999 (the "BB $8,000,000 Line"), will be thereby eliminated and terminated, disallowing any future advances under the BB $8,000,000 Line.

     The Line shall immediately pay out the outstanding balance under the $8,000,000 Line and the BB $8,000,000 Line and thereafter shall be available for short term advances used for working capital and general corporate purposes. This letter, together with the related Line of Credit Promissory Note of near or even date (collectively, the "Loan Documents"), shall serve as our agreement concerning the terms and conditions of the Borrower's borrowing under the Line.

     Advances hereunder or renewal hereof will be made only if in the opinion of the Bank there has been no material change of circumstances and if there exists no default under any Loan Documents executed by the Borrower.

     Borrowings under the Line will be priced at the rates the Bank quoted the Borrower as:

     (1)  the Prime Rate (as hereinafter defined) presently 9.5%. or
     (2) the "Money Market" rates as we may quote you from time to time in the Bank's sole discretion.

     The Borrower agrees that the Bank may make loan advances to the Borrower upon verbal authority of any officer executing this Note on behalf of the Borrower or any other officer of the Borrower who is authorized in writing to borrow money from the Bank. As is typical for facilities of this type, the Bank retains the right to refuse at any time any borrowing request hereunder. Borrowings at Money Market Rates may be requested for maturities of 1 (one) day up to a maximum of 90 (ninety) days, but shall not exceed the Annual Review Date. All loans under the Line will be made by crediting the proceeds thereof to the Borrower's demand deposit account maintained at the Bank, which account should be established prior to any advances under the Line. Borrowings under the Money Market option must be in minimum increments of $500,000. Borrowings under the Money Market option are subject to the availability of funding sources and the continued legality of the Bank offering such pricing option.

     If, at any time, (i) the interest rate on the Line is a fixed rate (such as a Money Market Rate), and (ii) Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, Borrower shall have the right, at any time and from time to time, upon at least ten (10) Business Days' prior written notice to Bank, to prepay the loan (which is bearing interest at a fixed rate) in whole (but not in part), and Borrower shall pay to Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Fixed Rate Election as to which prepayment is made, shall be subtracted from the "Cost of Funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated using the above-referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to Bank upon prepayment of the fixed rate loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the election by Borrower pursuant to the foregoing paragraph of this Agreement. "Cost of Funds" as used herein shall mean the per annum rate of interest which Bank is required to pay, or is offering to pay, for wholesale liabilities of like tenor, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by Bank. If by reason of an event of default Bank elects to declare the Line to be immediately due and payable or if demand is made by the Bank, then any yield maintenance fee with respect to the Line shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

     All Prime Rate and Money Market Rate borrowings shall be evidenced by the Line of Credit Promissory Note in the form attached hereto and said promissory note shall be executed by the Borrower prior to the Bank's initiation of the Line. Each borrowing and the corresponding information will be recorded in our computer data files. The Bank's corresponding records of debits and credits will be additional evidence of borrowing, The Borrower authorizes the Bank to keep the official record of borrowing, under these facilities and the Borrower agrees that, absent manifest error, this record shall be conclusive and binding.

     Interest shall be payable monthly in arrears. An unused fee payable quarterly at the rate of one-quarter of one percent (0.25%) per annum shall apply to the daily average of unadvanced amounts under the Line (based upon the maximum available amount of $16,000,000). This fee shall be billed and payable by the Borrower quarterly in arrears. Interest and fees are calculated on the basis of actual days elapsed over a three hundred sixty (360) day banking year.

     To induce the Bank to enter into this Agreement and to extend the Line, the Borrower warrants, represents and covenants to the Bank that:

     1. The Borrower has full power and authority to enter into this Agreement and to borrow hereunder, to execute and deliver this Agreement, and any other documents the purpose of which are to evidence or secure the Line and to incur the obligations provided for herein and in the Loan Documents, all of which have been duly authorized by all proper and necessary corporate or other action. Any consent or approval of stockholders, or of any agency or of any public authority or of any other party required as a condition to the legal validity of this Agreement or the Loan Documents has been obtained.

     2. This Agreement and the Loan Documents constitute the valid and legally binding obligations of the Borrower enforceable in accordance with their terms; provided, that the enforceability of any provisions in the Loan Documents, or of any nights granted to the Bank pursuant thereto may be subject to and affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and that the right of the Bank to specifically enforce any provisions of the Loan Documents is subject to general principles of equity.

     3. There is no charter provision or bylaw of the Borrower, and no provision(s) of any existing mortgage, indenture, contract or agreement binding on the Borrower or affecting any of the Borrower's property, which would conflict with, be in contravention hereof, have a material adverse effect upon, or in any way prevent the execution, delivery, or performance of the terms of this Agreement or the Loan Documents.

     4. No part of the proceeds received by the Borrower from the Line will be used directly or Indirectly for the purpose of purchasing or carrying, or for payment in full or in part of indebtedness which was incurred for the purposes of purchasing or carrying any margin stock, as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

     5. None of the information with respect to the Borrower which has been prepared and furnished by the Borrower to the Bank in connection with the transactions contemplated hereby is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements, therein not misleading.

     6. The Borrower shall take all necessary action to maintain the Borrower's existence, including the filing of required reports and, tax returns with the Secretary of State of the State of New Hampshire and with the appropriate authorities in any other state where required.

     7. The Borrower shall promptly notify the Bank in writing of the occurrence of any Event of Default under this Agreement (or any occurrence that would, with the passage of time, constitute an Event of Default) or any other loan or financing arrangement.

     8. The Borrower shall comply in all material respects with all applicable material laws, rules, regulations, and orders, provided, however , that Borrower shall be entitled to contest the same in good faith so long as such action does not have an adverse effect upon the Bank's rights hereunder or the security furnished therefor. Without limiting in any manner the scope or generality of the foregoing, the Borrower agrees to comply with all federal, state and other laws and regulations regarding the generation, treatment, storage, disposal or transportation of hazardous waste or materials, as defined under applicable federal and state law; and agrees to defend, indemnify and hold the Bank harmless from and against any and all liabilities, costs and expenses (including reasonable attorneys' fees) attributable to or in any way connected with the failure to comply with such laws and regulations.

     If the foregoing satisfactorily sets forth the terms and conditions of the Line, please indicate your agreement by executing and returning this letter and the attached Line of Credit Promissory Note, the terms and conditions of which are incorporated herein by reference.

     We continue to enjoy working with Unitil Corporation and look forward to further expanding upon our long-standing and mutually beneficial relationship.

                                                       FLEET NATIONAL BANK

___________________________                   By:  _____________________________
Witness                                                Gregory J. Shaw, Its Duly
                                                       Authorized Vice President

     The above terms are hereby understood and accepted as of this _____ day of September, 2000:

                                                              UNITIL CORPORATION

___________________________                   By:  _____________________________
Witness                                                Mark H. Collin, Its Duly
                                                       Authorized Treasurer

STATE OF NEW HAMPSHIRE
COUNTY OF ROCKINGHAM

     The foregoing instrument was acknowledged before me this ____ day of September, 2000, by Mark H. Collin, duty authorized Treasurer of Unitil Corporation, a New Hampshire corporation, on behalf of same.

                                             ----------------------------
                                             Notary Public
                                             My Commission Expires: ___________
                                             Notary Seal:

                                             SANDRA L. WHITNEY, Notary Public
                                           My Commission Expires April 26, 2005

                         LINE OF CREDIT PROMISSORY NOTE

$16,000,000                                                  September 18, 2000
                                                      Manchester, New Hampshire

     FOR VALUE RECEIVED, UNITIL CORPORATION, a New Hampshire corporation with a principal place of business at 6 Liberty Lane West, Hampton, New Hampshire 03842 (the "Borrower") (the Borrower and all other persons primarily or secondarily liable hereunder or in respect hereto are sometimes referred to herein as the "Obligor"), hereby promises to pay, ON DEMAND, to the order of FLEET NATIONAL BANK, a national banking association organized and existing under the laws of the United States of America, with an office at 1155 Elm Street, Manchester, New Hampshire 03101 (the "Bank") (the Bank and any subsequent transferee of this Note, whether taking by negotiation or otherwise, are sometimes referred to herein as the "Holder") at such place of business or such other place as may be designated hereafter by the holder hereof, the principal sum of Sixteen Million Dollars ($16,000,000) (or so much thereof as may be advanced or readvanced by the Bank to the Borrower from time to time hereafter, such amounts defined as the "Debit Balance" below), together with interest on each such advance from the date thereof at a rate per annum equal to (a) the Prime Rate (as defined below) or (b) the Money Market Rate (as defined below), as elected by the Borrower.

     This Note is being executed and delivered in accordance with the terms of a certain Letter Agreement of even date between the Borrower and the Bank (the "Letter Agreement") and the documents defined therein as the "Loan Documents".

     Until such time as this Note becomes due and payable, interest shall be payable monthly in arrears commencing on that date thirty (30) days from the date hereof (or on such other date as may be agreed upon by the Borrower and the Bank to provide for a convenient payment date) and continuing on the corresponding day of each succeeding month thereafter. All payments required under this Note shall be made by the Borrower to the Bank at 1155 Elm Street, Manchester, New Hampshire or such other place as the Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim, or setoff and free and clear of, and without any deduction or withholding for any taxes or other payments.

     The maximum principal amount outstanding under this Note shall be limited to Sixteen Million Dollars ($16,000,000). Pursuant to the Letter Agreement, there shall be due and payable from the Borrower to the Bank, and the Borrower shall immediately pay to the Bank, without demand, any amount by which the Debit Balance exceeds Sixteen Million Dollars ($16,000,000).

     As used herein, "Prime Rate" shall mean the variable per annum rate of interest so designated from time to time by the Bank as its Prime Rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Each time the Prime Rate changes, the interest rate hereunder shall change contemporaneously with such change in the Prime Rate without notice or demand of any kind.

     As used herein, "Money Market Rate" shall mean the overnight or term money market facilities interest rate per annum which is communicated to the Borrower by the Bank in respect of an advance evidenced hereby and which is accepted by the Borrower for such advance evidenced hereby or which is so communicated and is hereby deemed to be so accepted as a result of the Borrower's failure either to communicate its nonacceptance thereof or to repay such advance on the date when made.

     All amounts outstanding under the Line which the Borrower does not elect to be subject to the Money Market Rate shall bear interest at a variable annual rate equal to the Borrower's Prime Rate as provided hereinabove. Notwithstanding the foregoing provisions, the Borrower may not convert existing advances hereunder to Money Market Advances if at any time either an Event of Default or a payment Default exists under the Loan Documents. As used herein, "Money Market Advance" shall mean any amount outstanding under the Line as to which the Borrower has elected a Money Market Rate.

     Interest at the Prime Rate and the Money Market Rate shall be billed and payable monthly in arrears, calculated on the basis of actual days elapsed over a three hundred sixty (360) day banking year on the unpaid principal balance outstanding from time to time. The Borrower shall pay the Bank an unused fee equal to one-quarter of one percent (0.25%) per annum of the daily average of unadvanced amounts under the Line (based upon the maximum available amount of $16,000,000), determined and payable quarterly in arrears through and until the Annual Review Date. All payments shall be made in lawful currency of the United States of America in immediately available funds. The Bank is authorized to charge the Borrower's deposit account(s) maintained with the Bank to effect any payment on this Note.

     The Following Business Day Convention shall be used to adjust any relevant date if that date would otherwise fall on a day that is not a Business Day. For the purposes herein, the term Following Business Day Convention shall mean that an adjustment will be made if any relevant date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day. "Business Day" means, in respect of any date that is specified in this Loan Agreement or any Loan Document to be subject to adjustment in accordance with the Following Business Day Convention, a day on which commercial banks settle payments in (i) London, if the payment obligation is calculated by reference to LIBOR, or (ii) New York, if the payment obligation is calculated by reference to Prime Rate, CD Rate, or COF Rate. All payments hereunder or under any Loan Documents hereunder shall be adjusted in accordance with the Following Business Day Convention. All payments under the Loan Documents shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after demand payments will be applied to the obligations of Borrower to Bank as Bank determines in its sole discretion.

     Notwithstanding anything herein to the contrary, in the event that the interest rate hereunder, as aforesaid, violates any applicable usury or similar statute, the interest rate shall then automatically be deemed to be the highest rate of interest then permitted.

     The Borrower agrees that the Bank may make loan advances to the Borrower upon verbal authority (which, if the Bank so requires, shall be followed by written confirmation) of any officer executing this Note on behalf of the Borrower or any other officer of the Borrower who is authorized in writing to borrow money from the Bank and may deliver such advances by direct deposit to any deposit account of the Borrower with the Bank or otherwise as may be authorized in the Letter Agreement. All such advances shall represent binding obligations of the Borrower.

     The Borrower's "Debit Balance" shall mean the debit balance in an account on the books of the Bank, maintained in the form of a ledger card, computer records or otherwise in accordance with the Bank's customary practice and appropriate accounting procedures wherein there shall be recorded the principal amount of all advances made by the Bank to the Borrower, all principal payments made by the Borrower to the Bank hereunder, and all other appropriate debits and credits (the "Loan Account"). The Bank shall render to the Borrower a statement of account with respect to the Loan Account on a monthly basis. Such statement shall indicate the Borrower's then current Debit Balance and any interest amounts due and payable from the Borrower to Bank. Such statement may be based on estimates of the principal amount outstanding and the interest rate for the applicable payment period. Any required adjustments between such estimates and actual amounts shall be reflected in subsequent statements.

     The Borrower acknowledges that this Note is to evidence the Borrower's obligation to pay the Debit Balance, plus interest, as determined from time to time and that it shall continue to do so despite the occurrence of intervals when no Debit Balance exists because the Borrower has paid the previously existing Debit Balance in full.

     This Note is a DEMAND OBLIGATION. At the option of the Bank, this Note shall become immediately due and payable in full, without further demand or notice, on the earlier of (i) demand by the Bank, or (ii) the occurrence of an Event of Default (as defined below).

     If the entire amount of any required principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall pay to Bank a late fee equal to five percent (5%) of the required payment. Upon default (whether or not Bank has accelerated payment of this Note), upon demand or after maturity or after judgment has been rendered on this Note, the unpaid principal of all advances shall, at the option of Bank, bear interest at a rate which is two percentage (2%) points per annum greater than that which would otherwise be applicable. The Borrower agrees to pay on demand all reasonable out-of-pocket costs of collection hereof, including reasonable attorneys' fees, whether or not any foreclosure or other action is instituted by the Holder in its discretion.

     The Borrower hereby acknowledges that its liability to the Bank under the Line is a DEMAND OBLIGATION and that nothing herein shall alter or otherwise affect the ability of the Bank to demand payment in full of the same. Subject to the foregoing, if any of the following events of default shall occur ("Event of Default"): (a) default in the payment or performance of any of the Obligations or of any obligations of any Obligor to others for borrowed money or in respect of any extension of credit or accommodation; (b) failure of any representation or warranty, statement or information in any documents or financial statements delivered to the Holder for the purpose of inducing it to make or maintain any loan under this Note to be true and correct; (c) failure of the undersigned to file any tax return, or to pay or remit any tax, when due, unless the undersigned contests the particular tax in good faith, and also maintains adequate reserves to pay such tax, if unsuccessful in its action to contest; (d) failure to furnish the Holder promptly on request with financial information about, or to permit inspection by the Holder of books, records and properties to any Obligor; (e) any Obligor generally not paying its debts as they become due;
(f) death, dissolution, termination of existence, insolvency, business failure, appointment of a receiver or other custodian of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings (except for an involuntary bankruptcy petition against any Obligor to which such Obligor files a proper answer thereto pursuant to Section 303(d) of the Bankruptcy Code (11 USC 303(d)) within ten (10) days of receipt of notice of said proceeding, which answer shall include a request that petitioning creditors post adequate bond under Section 303(e) (11 USC 303(e)) under any bankruptcy or insolvency laws by or against, any Obligor; (g) a material adverse change in the condition or affairs (financial or otherwise) of any Obligor which in the opinion of the Holder will impair its security or increase its risk including but not limited to any reduction of any Obligor's tangible net worth by more than 10% from its level at the previous fiscal year end or the occurrence of operating losses for any consecutive twelve month period; then the Holder shall give written notice of such default and if such default is not cured within five business days of delivery of such notice then immediately and automatically with respect to any Defaults set forth in clauses (e) and (f) above, and thereupon or at any time thereafter with respect to each other Default (such Default not having been previously cured), at the option of the Holder, all Obligations of the Obligor shall become immediately due and payable without demand, and, if there is any collateral for the Obligations, the Holder shall then have in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies the rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of New Hampshire.

     As used herein, "Obligation" means any obligation hereunder or otherwise of any Obligor to the holder whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

     Borrower hereby grants to the Bank, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of FleetBoston Financial Corporation, or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by Borrower), the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Line. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     BORROWER AND BANK (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREIN, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS NOTE AND MAKE THE LOAN.

     No delay or omission on the part of the Holder in exercising any right, privilege or remedy shall impair such right, privilege or remedy or be construed as a waiver thereof or of any other right, privilege or remedy. No waiver of any right, privilege or remedy or any amendment to this Note shall be effective unless made in writing and signed by the Holder. Under no circumstances shall an effective waiver of any right, privilege or remedy on any one occasion constitute or be construed as a bar to the exercise of or a waiver of such right, privilege or remedy on any future occasion. The acceptance by the Holder hereof of and payment after any default hereunder shall not operate to extend the time of payment of any amount then remaining unpaid hereunder or constitute a waiver of any rights of the Holder hereof under this Note.

     This Note and the Loan Documents together are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and Loan Document. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in the Loan Documents. The Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower and Bank.

     All rights and remedies of the Holder, whether granted herein or otherwise, shall be cumulative and may be exercised singularly or concurrently, and the Holder shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of New Hampshire.

     The Borrower waives, to the fullest extent permitted by law, presentment, notice, protest and all other demands and notices and assent (1) to any extension of the time of payment or any other indulgence, (2) to any substitution, exchange or release of collateral, and (3) to the release of any other person primarily or secondarily liable for the obligations evidenced hereby.

     Bank may at any time pledge or assign all or any portion of its rights under the Loan Documents including any portion of the promissory note to any twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

     Bank shall have the unrestricted right at any time or from time to time, and without Borrower's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent. Borrower may furnish any information concerning Borrower in its possession from time to time to prospective Assignees, provided that Bank shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.

     Bank shall have the unrestricted right at any time and from time to time, and without consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each a "Participant") participating interests in any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder. Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

     The Borrower shall pay on demand all expenses of the Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Bank's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

     Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction, or mutilation of this Promissory Note or any other security documents which are not of public record, and in the case of any such loss, theft, destruction or mutilation, upon cancellation of such note or other security documents, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

     All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of indebtedness evidenced hereby exceed the maximum permissible under law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this document shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this document to contract in strict compliance with the laws of the State of New Hampshire from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the loan documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest in an amount which would exceed the highest lawful rate, such amount would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

     This Note and the provisions hereof shall be binding upon the Borrower and the Borrower's heirs, administrators, executors, successors, legal representatives and assigns and shall inure to the benefit of the Holder, the Holder's heirs, administrators, executors, successors, legal representatives and assigns.

     This Note may not be amended, changed or modified in any respect except by a written document which has been executed by each party. This Note constitutes a New Hampshire contract under seal and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of New Hampshire (excluding the laws applicable to conflicts or choice of law).

     IN WITNESS WHEREOF, the Borrower, acting by and through its duly authorized officers, has executed this Promissory Note on this 18th day of September, 2000.

                          UNITIL CORPORATION

_________________________ By: _________________________________________________
Witness                         Anthony J. Baratta, Jr., Its Duly Authorized Sr.
                                Vice President and Chief Financial Officer

                          UNITIL CORPORATION

_________________________ By: _________________________________________________
Witness                         Mark H. Collin, Its Duly Authorized
                                Treasurer

STATE OF NEW HAMPSHIRE
COUNTY OF ROCKINGHAM

     The foregoing instrument was acknowledged before me this 18th day of September, 2000, by Anthony J. Baratta, Jr., duly authorized Senior Vice President and Chief Financial Officer of Unitil Corporation, a New Hampshire corporation, on behalf of same.

                                                  -----------------------------
                                                  Notary Public
                                                  My Commission Expires:
                                                  Notary Seal:


STATE OF NEW HAMPSHIRE
COUNTY OF ROCKINGHAM

     The foregoing instrument was acknowledged before me this 18th day of September, 2000, by Mark H. Collin, duly authorized Treasurer of Unitil Corporation, a New Hampshire corporation, on behalf of same.

                                                 -----------------------------
                                                 Notary Public
                                                 My Commission Expires:
                                                 Notary Seal: